Registrant Name: Vanguard Institutional Index Funds
File Number: 811-6093
Registrant CIK Number: 0000862084

Item 61
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 61 completely, the Registrant has set forth in its entirety the complete response to the indicated Item or Sub-Items below.

Series 2 SEC Identifier S000002855
Class 1 SEC Identifier C000007828
Class 2 SEC Identifier C000007829

The lowest minimum initial investment for Vanguard Institutional Total Stock Market Index Fund is $100,000,000.

Series 3 SEC Identifier S000002854
SEC Identifier C000007827

The lowest minimum initial investment for Vanguard Institutional Total Bond Market Index Fund is $100,000,000.

Exhibit 77Q3
Exhibit 77Q3-1
49660-2   9/26/02